Exhibit 5.5

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606-4637

Main Tel +1 312 782 0600

Main Fax +1 312 701 7711

www.mayerbrown.com

January 11, 2019

Eldorado Resorts, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

Re:	Registration Statement on Form S-4 for 6.000% Senior Notes due 2026

Ladies and Gentlemen:

We have acted as special Illinois counsel to Elgin Riverboat Resort–Riverboat Casino, an Illinois partnership (the “Company”) and wholly owned subsidiary of Eldorado Resorts, Inc., a Nevada corporation (“ERI”), in connection with the filing by ERI of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register under the Securities Act up to $600,000,000 in aggregate principal amount of ERI’s 6.000% Senior Notes due 2026 and the related guarantees, including the guarantee to be provided by the Company (the “Exchange Guarantee”), to be issued pursuant to (i) the Indenture, dated as of September 20, 2018, among ERI, the Company, the other guarantors party thereto and U.S. Bank National Association, as trustee, as supplemented by that certain supplemental indenture dated as of October 1, 2018 (the “Indenture”), and (ii) the Registration Rights Agreement, dated as of September 20, 2018, among ERI, the Company, the other guarantors party thereto and the other parties party thereto.

In rendering the opinions expressed herein, we have examined (i) executed copies of the Indenture (including the form of guarantee contained therein), (ii) the Second Amended and Restated Partnership Agreement of the Company dated August 7, 2018, and (iii) the written consent of the executive committee of the Company dated September 6, 2018. We have also examined such other documents and instruments and have made such further investigations as we have deemed necessary or appropriate in connection with this opinion.

In expressing the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies and the legal competence of each individual executing any document. As to all parties other than the Company, we have assumed the due authorization, execution and delivery of all documents and the validity and enforceability thereof against all parties thereto, other than the Company, in accordance with their respective terms.

As to matters of fact (but not as to legal conclusions), to the extent we deemed proper, we have relied on certificates of responsible officers of the Company and of public officials.

Based upon and subject to the foregoing, and having regard for legal considerations that we deem relevant, we are of the opinion that:

1. The Company is a general partnership under the laws of the State of Illinois.

2. The Company has the partnership right, power and authority to execute, deliver and perform its obligations under the Indenture and the Exchange Guarantee.

3. The execution and delivery of the Indenture and the Exchange Guarantee has been duly authorized by the Company.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including

Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)

and Tauil & Chequer Advogados (a Brazilian partnership).

Mayer Brown LLP

Eldorado Resorts, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

January 11, 2019

We are admitted to practice in the State of Illinois and our opinions expressed herein are limited solely to the laws of the State of Illinois, and we express no opinion herein concerning the laws of any other jurisdiction.

The opinions expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law that may hereafter occur.

We hereby consent to the filing of this opinion letter as an Exhibit 5 to the Registration Statement and to the reference to our firm under the caption “Experts” in the prospectus contained in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mayer Brown LLP